Exhibit 99.2

ANCHEN INCORPORATED

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011

ANCHEN INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$ 72,859,440	$ 17,585,608
Short-term investments	28,546,555	49,052,149
Accounts receivable, net	16,524,195	32,281,345
Receivable from affiliate	45,276	720,379
Notes receivable	29,960,147	-
Income tax receivable	-	5,892,591
Inventories, net	12,745,389	12,752,101
Deferred tax assets	8,480,666	3,520,161
Prepaid expenses and other current assets	2,326,386	1,752,938
Total current assets	171,488,054	123,557,272
Property, plant and equipment, net	27,995,742	30,482,715
Investment in affiliate	179,309	26,794,353
Investments	-	734,279
Intangible assets	3,000,000	3,000,000
Deferred tax assets	3,232,803	3,708,038
Other assets	183,883	204,012
Total assets	$ 206,079,791	$ 188,480,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$ 2,405,327	$ 2,200,278
Payable to affiliate	365,709	1,549,071
Customer deposits	-	2,081,570
Income taxes payable	5,644,939	2,634,172
Other current liabilities	21,340,197	11,799,063
Total current liabilities	29,756,172	20,264,154
Notes payable	-	-
Other long-term liabilities	346,491	406,824
Deferred tax liabilities	-	2,472,911
Total liabilities	30,102,663	23,143,889
Stockholders' equity:
Common stock — par value $0.0001 per share
Shares authorized: 30,000,000 as of September 30, 2011 and December 31, 2010;
Shares issued: 24,166,142 and 26,166,058 as of September 30, 2011 and December 31, 2010, respectively	2,417	2,417
Additional paid-in capital	26,541,875	24,577,563
Treasury stock at cost: 236,181 and 231,756 shares as of September 30, 2011
and December 31, 2010, respectively	(1,488,158)	(1,471,504)
Retained earnings	150,960,658	142,195,607
Accumulated other comprehensive income (loss)	(39,664)	32,697
Total stockholders’ equity	175,977,128	165,336,780
Total liabilities and stockholders' equity	$ 206,079,791	$ 188,480,669

The accompanying notes are an integral part of these condensed consolidated financial statements.

ANCHEN INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Revenue:
Product revenue	$ 95,902,456	$ 41,079,361
Alliance revenue	7,944,386	3,052,978
Total revenue	103,846,842	44,132,339
Cost and expenses:
Cost of product revenue	39,755,747	21,363,992
Research and development	35,444,716	26,339,668
Selling, general and administrative	16,986,092	9,200,128
Total cost and expenses	92,186,555	56,903,788
Operating income (loss)	11,660,287	(12,771,449)
Interest income, net	858,713	732,990
Gain on sale of assets	3,203,430	2,355,809
Other expense	(485,866)	(560,525)
Income (loss) before income taxes	15,236,564	(10,243,175)
Income tax provision (benefit)	6,471,513	(3,053,849)
Net income (loss)	$ 8,765,051	$ (7,189,326)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ANCHEN INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$ 8,765,051	$ (7,189,326)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,972,515	3,706,161

Amortization of discount or premium on investments	431,337	500,774
Stock-based compensation	11,036,064	522,492
Deferred income taxes	(6,958,181)	(3,429,392)
Loss on impairment of property and equipment	79,643	-
Gain on sale of assets	(3,232,246)	(2,335,560)
Inventory provision	2,015,223	545,461
Changes in operating assets and liabilities:
Accounts receivable	15,757,150	(1,855,389)
Inventories	(2,008,511)	(965,021)
Notes receivable	(142,817)	(3,145)
Trade accounts payable	205,049	(427,221)
Customer deposit	(2,081,570)	-
Income taxes	8,903,358	1,902,412
Payable to affiliate, net	(508,259)	796,278
Other operating assets and liabilities, net	(55,580)	(5,643,885)
Net cash provided by (used in) operating activities	36,178,226	(13,875,361)
Cash flows from investing activities:
Capital expenditures	(1,654,185)	(3,406,599)
Purchase of intangibles
Purchase of investments
Change in investments, net	20,766,135	(31,385,250)
Proceeds from sale of assets
Proceeds from sale of assets	-	2,355,809
Notes receivable in connection with sale of long-term investment
Investment in affiliate	-	(7,000,000)
Net cash impact of spin-off	-	(10,818,967)
Net cash provided by (used in) investing activities	19,111,950	(50,255,007)
Cash flows from financing activities:
Change in short-term borrowing, net	-	(238,253)
Restricted cash in connection with notes payable	-	469,505
Issuance of common stock under employee stock plans	310	4,138
Excess tax benefit (expense) from stock-based compensation	-	(14,647)
Cash dividends paid	-	(895,677)
Repurchase of common stock	(16,654)	(12,889)
Net cash used in financing activities	(16,344)	(687,823)
Effect on cash and cash equivalents of changes in exchange rates	-	53,391
Net increase (decrease) in cash and cash equivalents	55,273,832	(64,764,800)
Cash and cash equivalents — beginning of period	17,585,608	85,932,000
Cash and cash equivalents — end of period	$ 72,859,440	$ 21,167,200

Supplemental disclosure of non-cash activity:
Sale of investment in affiliate in exchange for note receivable (see Note 5)	29,817,330	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business

Anchen Incorporated was formed in December 2004.  Anchen Incorporated and its subsidiaries (“the Company”), headquartered in Irvine, California, develops, manufactures and markets for sale and distribution specialty pharmaceutical products.  The Company is focused on the development and commercialization of niche generic products.  The Company utilizes its expertise in drug delivery and clinical affairs to develop high quality products, which are currently used by patients primarily in the United States of America (“U.S.”).

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2010, as certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) have been condensed or omitted from the accompanying condensed consolidated financial statements. The accompanying December 31, 2010 balance sheet was derived from the audited financial statements as of and for the year ended December 31, 2010. The accompanying condensed consolidated financial statements are unaudited, but reflect all adjustments of a normal recurring nature necessary to fairly present the Company’s consolidated financial position and the related results of operations and cash flows for the periods presented. The related results of operations and cash flows for the periods presented are not necessarily indicative of the results of operations and cash flows that the Company may achieve in future periods or in full fiscal years. The condensed consolidated financial statements include the accounts of wholly-owned subsidiaries, after elimination of intercompany accounts and transactions.

Subsequent Events

The Company has evaluated subsequent events through January 24, 2012, the date the financial statements were issued.

Use of Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns and allowances for accounts receivable and accrued liabilities, valuation of inventory balances, valuation allowance on deferred tax assets and other long-lived assets for impairment. The estimation process required to prepare the Company’s condensed consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. The Company’s actual results could differ materially from those estimates.

Fair Value of Other Financial Instruments

The Company evaluates the estimated fair value of financial instruments using available market information and valuation methodologies. The use of different market assumptions and/or estimation methodologies could have a negative effect on the estimated fair value amounts. The fair value of the Company’s cash, cash equivalents, accounts receivable, accounts payable, notes payable and other current liabilities approximates the carrying amount due to the relatively short maturity of these items.

Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work in process. Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value). The Company writes down inventories to net realizable value based on forecasted demand and market conditions, which may differ from actual results. For the nine months ended September 30, 2011 and 2010, cost of product revenue includes a charge of approximately $2.0 million and $0.5 million, respectively, related to write downs of inventory which the Company

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

does not expect to sell. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

Property, Plant and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. The Company recorded $3,972,515 and $3,706,161 of depreciation expense in the Company’s condensed consolidated statement of operations for the nine months ended September 30, 2011 and 2010, respectively. These amounts included depreciation expense from Anchen Taiwan of $312,210 from January 1 to March 30, 2010 for the nine months ended September 30, 2010. As discussed in Note 3, the Company completed the spin-off of Anchen Taiwan on March 30, 2010.

Revenue Recognition

Product sales are generally recognized upon delivery to the customer when title and the risks and rewards of ownership passes, persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured.

Gross product sales are subject to various deductions to arrive at net product sales.  When revenue is recognized from product sales, estimates for stock adjustments, price adjustments, chargebacks, rebates, including Medicaid rebates, prompt payment discounts, product returns and other sales adjustments are recorded.  These estimates are based on a variety of factors including historical payment experience, historical relationship to revenue, estimated customer inventory levels and current contract sales terms with direct and indirect customers.

Alliance revenue includes profit splits from a third party distributor of one of the Company’s products.  Pursuant to an agreement with Teva Pharmaceutical Industries, Ltd. (“Teva”), the Company receives payments based on a percentage of the profits associated with the sale of such product.  Teva calculates the Company’s profit split by first deducting from gross sales earned by Teva i) estimates of provisions for product returns, cash discounts, rebates, and other sales allowances based on a pre-defined formula, ii) estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks, and iii) royalties paid to a third party in connection with marketing the product, to arrive at net sales, next reducing net sales by manufacturing and packaging costs based on pre-defined formulas, to arrive at the profit, and then applying the Company’s gross profit percentage to the profit.  Teva’s estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks are subject to annual true-up by Teva based on a comparison of actual cash payments and credits issued to customers versus estimates previously reported.  Based on an analysis of the profit split reports and other information received from Teva and its own internal information, the Company makes adjustments, if deemed necessary, to recognize alliance revenue to be consistent with its other revenue recognition policies.

Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities at the applicable tax rates.  Such deferred income tax assets and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income.  A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Share-Based Compensation

Effective for years beginning after December 15, 2005, Accounting Standards Codification (“ASC”) 718 Stock–Compensation, requires the use of the fair value method for stock-based compensation awards.  Equity-settled stock-based compensation cost is measured on the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. In 2011, we granted stock appreciation rights (“SARs”) which, with certain exceptions, vest two-thirds immediately and one-third one year from grant date.  The SAR awards are settled in cash and/or stock at the Company’s sole discretion and accordingly, are classified as liability

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

awards and reported within accrued expenses and other current liabilities on the condensed consolidated balance sheet.  SARs entitle employees to receive a cash amount determined by the fair value of our common stock. The fair values of these awards are remeasured at each reporting period (marked to market) until the awards are paid.  Fair value fluctuations are recognized as cumulative adjustments to share-based compensation expense and the related liabilities.  Share-based compensation expense for unvested SAR awards are recognized ratably over the service period.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance designed to achieve common fair value measurement and disclosure requirements between GAAP and International Financial Reporting Standards.  This new guidance clarifies existing fair value measurement and disclosure requirements, amends certain fair value measurement principles and requires additional disclosures about fair value measurements. This new guidance is effective for fiscal years beginning after December 15, 2011. The Company does not anticipate the adoption of this new guidance will have a material impact on the financial statements other than requiring additional disclosures.

In June 2011, the FASB issued new guidance which eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, the Company will be required to present either a continuous statement of net income (loss) and other comprehensive income (loss) or present two separate but consecutive statements. This new guidance is effective for non-public entities for fiscal years ending after December 15, 2012 and interim and annual periods thereafter. The Company does not anticipate the adoption of this new guidance will have a material impact on the financial statements as it will only require revising the manner in which comprehensive income is presented in the financial statements..

Note 3 — Corporate Reorganization

Anchen Taiwan Spin-off

On March 30, 2010, the Company completed the spin-off of Anchen Taiwan, a wholly-owned subsidiary, in order to separate the Company’s United States and Taiwan businesses into two independent companies. Prior to the separation, the Company invested $12.1 million in Anchen Taiwan in exchange for newly issued shares of common stock of Anchen Taiwan.  Pursuant to the Contribution Agreement, the Company then transferred all of its Anchen Taiwan shares to TWI Pharmaceuticals Holding, Inc. (“TWI Holding”, formerly Anchen Laboratories International, Inc.), the Company’s wholly-owned subsidiary in the Cayman Islands.  In exchange, the Company received 198,000 shares of TWI Holding preferred stock and 25,576,195 shares of TWI Holding ordinary stock.

The business separation was achieved by a pro rata distribution of TWI Holding ordinary stock and a cash dividend to all of the Company’s stockholders of record.  The total cash dividend of $895,686 was intended to fund U.S. tax applicable to the stock and cash dividends.  Immediately following the separation, each stockholder owned an equal number of shares of both the Company and TWI Holding.  The Company’s ownership comprised of the original 500,000 shares that it held in TWI Holding prior to the Contribution Agreement plus 1,643,118 shares retained to satisfy the total potential future obligation of its stock option holders.   The Company adjusted the terms of all outstanding stock options in order to reflect the separation and preserve the value of the outstanding options.  All outstanding option awards and the related option plans were amended to provide that upon exercise, each option will be entitled to receive one share of the Company’s stock and one ordinary share of TWI Holding.

As was contemplated under the reorganization plan, in May 2010 subsequent to the business separation, the Company invested $7.0 million in TWI Holding in exchange for 70,000 additional shares of TWI Holding preferred stock.  TWI Holding’s capitalization immediately following the separation and the $7.0 million cash investment represented 268,000 shares of TWI Holding 8.25 % cumulative preferred stock having a stated value of $100 per share and an aggregate value of $26.8 million and 26,076,195 TWI Holding ordinary shares with an attributable per share value of $0.087 and an aggregate value of $2.3 million.  The Company’s stockholders held 92% of TWI Holding’s ordinary stock, and the Company held the remaining 8%.  The Company held 100% of TWI Holding’s preferred stock.  The Company’s ownership in TWI Holding’s preferred stock and ordinary stock represented 93% of the aggregate value of TWI Holding.  The Company’s stockholders’ ownership represented the remaining 7% of

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

the aggregate value of TWI Holding.

Immediately following the business separation, Anchen Taiwan was renamed TWI Pharmaceuticals, Inc. (“TWI Pharma”). Post reorganization, TWI Pharma operates as a related party of the Company (see Note 14).

Variable Interest Entity

At the time of the spin-off, the Company evaluated the applicability of ASC 810, the accounting guidance that addresses Variable Interest Entities (“VIEs”). An entity is deemed a VIE if it is one in which, by design, equity investors do not have sufficient equity at risk to enable the entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack i) the power through voting or similar rights to direct the activities of an entity that most significantly impact its economic performance, ii) the obligation to absorb the entity's expected losses, or iii) the right to receive the entity's expected residual returns. A VIE is consolidated by the variable interest holder that is determined to have the controlling financial interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. The Company assesses whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE and continuously thereafter.

As a result of the evaluation, the Company concluded that TWI Holding is a VIE, and the Company’s investment in TWI Holding’s ordinary and preferred stock represent variable interests. However, the Company concluded that it is not the primary beneficiary, as i) there are variable interest holders of TWI Holding who are considered related parties for purposes of applying this accounting guidance and ii) the controlling financial interest in TWI Holding is held by the majority ordinary shareholder who is most closely associated with TWI Holding. Accordingly, the Company is not the primary beneficiary of TWI Holding and did not include TWI Holding and its subsidiaries in its condensed consolidated financial statements as of December 31, 2010 and for the period subsequent to March 30, 2010, the spin-off date through December 31, 2010.  As described in Note 5, on August 24, 2011, the Company sold all of its shares of TWI Holding preferred stock. Upon evaluation of this reconsideration event, the Company concluded that TWI Holding consequently no longer met the criteria of a VIE. Accordingly, the Company continued its treatment of excluding TWI Holding and its subsidiaries in its condensed consolidated financial statements as of and for the nine months ended September 30, 2011.

Financial Statement Impact

The Company’s Investment in Affiliate (TWI Holding) as of December 31, 2010 is stated on a cost basis at approximately $26.8 million, which approximates fair value. The fair value was determined on the basis of discounting expected future cash inflows to their present value at rates commensurate with the risk of realizing such cash inflows as well as through review of comparable transactions and companies. The preferred shares have a par value of $0.01 per share and a stated value of $100 per share. Dividends on the preferred stock are cumulative and accrue at an annual rate of 8.25% of the stated value and accrue whether or not declared. As of December 31, 2010, cumulative dividends on the preferred shares were approximately $1.6 million, which had not been declared and accordingly was not recognized in the condensed consolidated financial statements for 2010.

As a result of the Company’s evaluation of TWI Holding as a VIE and the spin-off of Anchen Taiwan, the Company does not include in its consolidated financial statements the balance sheet of Anchen Taiwan and Anchen Taiwan’s related statement of operations, stockholders’ equity and comprehensive income, and cash flows for the period subsequent to March 30, 2010, the spin-off date.  Following the spin-off of Anchen Taiwan, the Company recorded a reduction to retained earnings of $0.5 million after accounting for the elimination of Anchen Taiwan’s assets and liabilities and accounting for the investment in TWI Holding.  As the Company determined that it was not required to consolidate Anchen Taiwan in its financial statements subsequent to March 30, 2010 as a result of the spin-off of Anchen Taiwan on March 30, 2010, the Company charged the currency translation adjustments balance of $37,967 in accumulated other comprehensive loss as of the spin-off date to retained earnings.

The following table presents the assets and liabilities of Anchen Taiwan as of March 30, 2010, the spin-off date:

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

March 30, 2010

Current assets:
Cash and cash equivalents	$ 10,818,970
Restricted cash	-
Accounts receivable, net	239,753
Notes receivable	456,752
Inventories	1,137,254
Prepaid expenses and other current assets	258,232
Total current assets	12,910,961
Property, plant and equipment, net	12,473,826
Other assets	119,503
Total assets	$ 25,504,290

Current liabilities:
Credit facility	$ 630,318
Current portion of notes payable	1,076,128
Trade accounts payable	1,306,819
Other current liabilities	183,231
Total current liabilities	3,196,496
Notes payable	2,494,595
Total liabilities	$ 5,691,091

The Company determined that the spin-off of Anchen Taiwan did not meet the criteria required for discontinued operations treatment in the Company’s condensed consolidated financial statements since the Company continues to have significant cash outflows in connection with contract research and manufacturing activities performed by TWI Pharma (formerly Anchen Taiwan) on behalf of the Company.

The Company’s consolidated statement of operations for the year ended December 31, 2010 includes a loss from operations of $1,469,736 and a net loss of $1,501,256 from Anchen Taiwan through March 30, 2010, the spin-off date.

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 4 — Investments

The amortized cost and estimated fair value of securities available-for-sale, by type, are as follows:

	September 30, 2011			December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Estimated Fair Value
Debt Securities
U.S. corporate	$17,454,700	$(49,454)	$17,405,246	$36,884,011	$ 32,404	$36,916,415
State and municipal	10,381,518	9,283	10,390,801	12,870,000	13	12,870,013
Certificates of deposit	750,000	508	750,508	-	-	-
Total available-for-sale securities	$28,586,218	$(39,663)	$28,546,555	$49,754,011	$ 32,417	$49,786,428

Amounts included in:
Short-term investments	$28,586,218	$(39,663)	$28,546,555	$49,027,382	$ 24,767	$49,052,149
Investments	-	-	-	726,629	7,650	734,279
Total available-for-sale securities	$28,586,218	$(39,663)	$28,546,555	$49,754,011	$ 32,417	$49,786,428

Note 5 — Note Receivable

On August 24, 2011, the Company sold its 198,000 shares of TWI Holding preferred stock for $29,817,330 to an entity controlled by Chih-Ming Chen, Ph.D. (“Dr. Chen”), the Company’s principal shareholder, in exchange for a promissory note which accrues interest at 4.725 percent per annum.  In August 2011, the Company recognized a gain of $3.2 million in connection with the sale. On the Company’s condensed consolidated balance sheet as of September 30, 2011, the amount of the promissory note was reflected as a current note receivable of $29,960,147 which included related interest receivable of $142,817.

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6 — Other Balance Sheet Components

	September 30,	December 31,
	2011	2010
Inventories, net:
Raw materials	$4,201,230	$3,672,767
Work-in-process	653,212	566,111
Finished goods	7,890,947	8,513,223
Total	$12,745,389	$12,752,101

	September 30,	December 31,
	2011	2010
Accounts receivable, net:
Gross accounts receivable	$26,127,287	$36,216,531
Less: allowance for bad debts	100,000	94,889
Less: allowance for stock adjustments, chargebacks, and other sales adjustments	9,503,092	3,840,297
Total	$16,524,195	$32,281,345

	September 30,	December 31,
	2011	2010
Property, land and equipment, net:
Machinery and equipment	$23,381,008	$21,428,429
Furniture and fixtures	3,446,977	3,229,451
Automotive	93,235	93,235
Leasehold improvements	19,043,952	17,770,793
Construction in progress	897,969	2,893,271
	46,863,141	45,415,179
Less: accumulated depreciation and amortization	18,867,399	14,932,464
Total	$27,995,742	$30,482,715

	September 30,	December 31,
	2011	2010
Other current liabilities:
Share-based compensation obligation	$9,072,062	$ -
Payable to licensor	3,130,507	4,344,498
Payable to collaboration partner	631,352	1,855,738
Payable to distributor	-	1,797,481
Other accrued expenses	8,506,276	3,801,346
Total	$21,340,197	$11,799,063

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 7 — Income Taxes

The Company’s effective tax rate for the nine months ended September 30, 2011 was 42.5%. The effective tax rate for the nine months ended September 30, 2011 is higher than the statutory rate primarily due to the increase in the valuation allowance of $1.1 million during the nine months ended September 30, 2011.  The valuation allowance increased due to tax law changes enacted for the 2011 tax year resulting in deferred tax assets not expected to be realized related to the Company’s California research and development tax credit.

On January 1, 2009, the Company adopted ASC 740, Income Taxes, which among other things, clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. In 2010, the Internal Revenue Service, and the States of California, Pennsylvania, and Ohio initiated audits of the Company’s consolidated income tax returns for 2007 and 2008. Additionally, in March 2011, the Internal Revenue Service initiated an audit of the Company’s 2009 consolidated income tax return.  The Company considered the impact of these audits in evaluating its reserves for income tax uncertainties.

Unrecognized tax benefits of $2,382,471 reflected in the Company’s condensed consolidated balance sheet as of December 31, 2010 includes penalties and interest of $185,365.  Unrecognized tax benefits of $2,382,471 as of December 31, 2010 include items totaling $679,639, which do not have an impact on the effective tax rate.  The remaining balance of unrecognized tax benefits of $1,702,832 as of December 31, 2010 has an impact on the effective tax rate.

Unrecognized tax benefits of $1,966,928 reflected in the Company’s condensed consolidated balance sheet as of September 30, 2011 includes penalties and interest of $198,089.  The provision for income tax of $6,471,513 reflected in the Company’s condensed consolidated statement of operations for the nine months ended September 30, 2011 includes penalties and interest of $12,724.  Unrecognized tax benefits of $1,966,928 as of September 30, 2011 include items totaling $679,639, which do not have an impact on the effective tax rate.  The remaining balance of unrecognized tax benefits of $1,287,289 as of September 30, 2011 has an impact on the effective tax rate.

The Company believes it is reasonably possible that unrecognized tax benefits may decrease by approximately $111,847 exclusive of penalties and interest, in the upcoming year as a result of ongoing federal and state tax examinations that are expected to be settled, as well as voluntary disclosure agreements entered into with state tax authorities. In addition, it is reasonably possible that the unrecognized tax benefits may increase as a result of tax positions that the Company may take in the upcoming year.

The Company files income tax returns in the U.S. federal jurisdiction and multiple state jurisdictions. The federal tax return for 2007 and subsequent years are open for examination.  In addition, the state income tax returns generally have statute of limitations ranging from three to four years.

Note 8 — Stock Compensation Plans and Other Employee Benefits

Effective January 1, 2006, the Company adopted ASC 718 Stock-Compensation which establishes the accounting and reporting standard for stock-based compensation plans.  ASC 718 requires that the Company account for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense over the requisite service period.

Concurrent with the spin-off of Anchen Taiwan as described in Note 3, the Company amended all outstanding options as of the record date of March 12, 2010 through issuance and approval of a supplement to all outstanding option plans and option agreements such that upon exercise of an option, the optionee received one share of common stock of the Company and one ordinary share of TWI Holding. This adjustment was intended to reflect the reorganization and preserve the value of all outstanding options as required by each of the relevant plan documents. The Company performed an evaluation of the modification, noting that such modification did not result in a change in the fair value of outstanding options and no incremental compensation was recorded.

ANCHEN INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

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Stock Compensation Plans

The Company has adopted various equity incentive plans which permit the granting of stock options, restricted stock awards, restricted stock units (“RSUs”) and SARs, which are intended to attract and retain qualified management, key employees and certain non-employee consultants and aligns stockholder and employee interests.  The following is a discussion of some of the key features of each stock compensation plan including fair value assumptions, vesting periods, summary plan descriptions and activity under each plan for the year ended December 31, 2010 and nine months ended September 30, 2011.

Stock Option Plans

Under the Company’s stock option plans, stock option awards vest over a one to five-year period, expire no later than ten years from the date of grant, and are granted at prices not less than the fair market value of the Company’s common stock at the grant date.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model using a multiple options approach, consistent with the provisions of ASC 718 Stock-Compensation and ASC 820 Fair Value Measurements. All options are amortized over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton valuation model requires the input of the following assumptions:

Expected Volatility.  As the Company’s common stock is not publicly traded and the Company has no publicly traded options, actual or implied volatility could not be calculated.  Accordingly, the Company estimated expected volatilities based on historical volatilities of guideline companies.

Expected Term. As the Company's stock or stock options are not publicly traded and post vesting employee turnover and exercise behavior is subject to significant uncertainty, the Company employed the "Simplified Formula" in accordance with ASC 820 to estimate the expected term of the unvested options. Based on the Simplified Formula and Company data, the expected terms for the options were estimated to range from 5.0 to 6.5 years.

Risk-Free Interest Rate. The risk-free rate is based on the return of the U.S. Treasury Note at the time of grant with remaining terms equivalent to the expected term of the option grants.

Expected Dividends.  The Company does not expect to declare or pay future dividends on its common stock.  Accordingly a zero dividend yield was used in the valuation.

Forfeitures. The expected forfeiture of unvested options was based on historical forfeitures of options. The forfeiture rate was estimated at 15.0%. Since the options were unvested as of their respective grant dates, the 15.0% forfeiture rate and weighted average vesting period were used to estimate the total number of stock options expected to vest.

In order to determine the fair value of each option grant in the nine months ended September 30, 2010 the Company employed the following weighted-average valuation assumptions:

2010
Stock option plan:
Expected stock price volatility	40%
Risk free interest rate	1.7%
Expected term of options	6.2 years

No stock options were granted during the nine months ended September 30, 2011.

ASC 718 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes-Merton option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-

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pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.

Following approval by the Company’s Board of Directors, the Company increased the shares reserved for issuance upon exercise of options granted or to be granted under all plans for other types of stock-based awards from 2,857,143 as of December 31, 2009 to 3,892,279 as of December 31, 2010. The shares were increased in order to allow for additional awards under the equity incentive plans for the purposes of attracting and retaining key individuals. As of December 31, 2010, 1,637,910 shares were reserved for future awards under all plans, 1,576,322 options were outstanding, and 1,095,316 options were exercisable.

The following table summarizes the stock option activity under all plans:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2009	1,643,736	$4.32
Granted	37,500	7.66
Exercised	(1,225)	3.38
Forfeited or expired	(103,689)	5.13
Outstanding at December 31, 2010	1,576,322	$4.34
Granted	-	-
Exercised	(84)	3.77
Forfeited or expired	(52,462)	4.97
Outstanding at September 30, 2011	1,523,776	$4.32	See below

Upon close of the merger on November 17, 2011, all outstanding options fully vested (refer to Note 15 – Subsequent Event).

Restricted Stock Awards

The Company granted restricted stock awards to certain key employees during the fourth quarter of 2008. The following table summarizes the restricted stock award activity for the nine months ended September 30, 2011 and year ended December 31, 2010:

	Restricted Shares	Weighted-Average Grant Date Fair Value

Nonvested restricted stock awards at December 31, 2009	79,998	$5.51
Granted	-	-
Vested	(34,999)	5.51
Forfeited	-	-
Nonvested restricted stock awards at December 31, 2010	44,999	$5.51
Granted	-	-
Vested	-	-
Forfeited	-	-
Nonvested restricted stock awards at September 30, 2011	44,999	$5.51

These restricted stock awards, which were granted pursuant to the 2008 Equity Incentive Plan, vest annually over three to four years and are granted at prices not less than the fair market value of the Company’s common stock at the grant date.  The Company recognizes compensation expense ratably over the vesting periods signifying the employee’s completion of continuous service.   Deferred compensation in connection with the Company’s grant of these restricted stock awards as of September 30, 2011 was $103,312.

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RSUs

The Company granted RSUs to certain key employees during the second quarter of 2011. These RSUs, which were granted pursuant to the 2008 Equity Incentive Plan, vest at the earlier of 13 months from grant date or immediately prior to any change in control, as defined in the Restricted Share Unit Agreement. At September 30, 2011, 567,570 nonvested RSU’s were outstanding.

SARs

The Company granted SARs to certain employees during the first and second quarters of 2011. The following table summarizes SAR activity for the nine month period ended September 30, 2011:

	SARs	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value

Granted	829,147	$7.57
Vested	(499,444)	7.57
Forfeited	(4,167)	7.57
Nonvested SARs at September 30, 2011	325,536	$7.57	$6,552,700

Vested unexercised SARs at September 30, 2011	499,444	$7.57	$4,271,000

The total grant-date fair value of SAR awards granted in 2011 was approximately $6,277,000. As of September 30, 2011, unrecognized compensation costs related to non-vested SARs was approximately $1,800,000.

Post-Retirement Benefit Plan

Anchen Taiwan has a non-domestic pension plan, which is funded in accordance with applicable local laws and regulations. Pension costs from January 1 to March 31, 2010, the Anchen Taiwan spin-off date, were approximately $33,000. Subsequent to the spin-off of Anchen Taiwan as discussed in Note 3, the Company ceased incurring costs associated with the non-domestic pension plan.

Note 9 – Stockholders’ Equity

A summary of the changes in stockholders equity for the nine months ended September 30, 2011 consisted of the following:

Stockholders' equity, December 31, 2010	$ 165,336,780
Net income	8,765,051
Other comprehensive loss	(72,361)
Share-based compensation expense (1)	1,964,002
Repurchase of treasury shares	(16,654)
Common stock issued under equity incentive plan	310
Stockholders' equity, September 30, 2011	$ 175,977,128

(1)

Share-based compensation expense included above includes equity-settled awards only.

Accumulated Other Comprehensive Income (Loss)

The Company reports items required to be recognized under GAAP as components of comprehensive income (loss), including unrealized gains and losses on available-for-sale securities and currency translation adjustments in stockholders’ equity in its condensed consolidated financial statements.

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The functional currency of Anchen Taiwan, is its local currency. Accordingly, all assets and liabilities of its foreign operations are translated to U.S. dollars at the rate in effect at the balance sheet date, and revenues and expenses are translated to U.S. dollars at the average rate in effect during the period. The gains and losses from the translation of the subsidiary’s financial statements into U.S. dollars are recorded directly into accumulated other comprehensive income (loss). Currency transaction gains and losses are included in the Company’s results of operations. As discussed in Note 3, the Company determined that it was not required to consolidate Anchen Taiwan in its condensed consolidated financial statements subsequent to March 30, 2010 as a result of spinning off Anchen Taiwan. Accordingly, the Company charged the currency translation adjustments balance in accumulated other comprehensive loss as of the spin-off date to retained earnings.

The components of comprehensive income for the nine months ended September 30, 2011 and 2010 consisted of the following:

	Nine Months Ended September 30,
	2011	2010

Net income (loss) attributable to common shareholders	$ 9,586,569	$ (7,189,326)
Other comprehensive loss:
Unrealized (loss) gain on investments	(72,361)	32,460
Total other comprehensive (loss) gain	(72,361)	32,460
Total comprehensive income (loss)	$ 9,514,208	$ (7,156,866)

Note 10 – Marketing and Distribution Arrangement

The Company was first to file the Abbreviated New Drug Application (“ANDA”) for its 300 mg and 150 mg strength of bupropion hydrochloride extended release tablet products (“BPP”) with the FDA. Pursuant to a Distribution and Supply Agreement (“150mg Agreement”) with Teva entered into in December 2006 and amended in February 2007, the Company provided Teva with exclusive rights to market and distribute the Company’s 150mg BPP for the first 180 days subsequent to the commercial launch of the product.  The 150mg Agreement expired in May 2011.  Notwithstanding the expiration of the agreement, Teva continued to market and distribute through September 2011 the Company’s product, which had been supplied to Teva prior to the expiration of the agreement.

Pursuant to the 150mg Agreement, the Company is to supply fully finished and packaged products, which includes tablets packaged in bottles, prior to the commercial launch date and tablets in bulk form only, subsequent to the launch date.  Teva is to reimburse the Company for manufacturing and packaging costs for pre-launch quantities delivered to Teva and for manufacturing costs only for post-launch quantities based on pre-defined terms in the agreement.

Furthermore, the Company is entitled to receive a share of the profits earned by Teva associated with the sale of its 150mg BPP.  Profits are determined first based on gross sales earned by Teva less i) a deduction for product returns, cash discounts, rebates, and other sales allowances, ii) an estimate for pricing adjustments, shelf-stock adjustments and promotional payments, iii) reasonable estimates for chargebacks, and iv) a royalty paid to a third party in connection with marketing the product, to arrive at net sales.   Next, net sales are reduced by manufacturing and packaging costs based on pre-defined formulas, to arrive at the profit.  The Company’s profit split is then determined by applying the Company’s gross profit percentage to the profit.  Teva’s estimates for price adjustments, shelf-stock adjustments, promotional payments, and chargebacks are subject to annual true-up by Teva based on a comparison of actual cash payments and credits issued to customers versus estimates previously reported.

Based on an analysis of the profit split reports and other information received from Teva and its own internal information, the Company makes adjustments, if deemed necessary, to recognize alliance revenue to be consistent with its other revenue recognition policies. The Company launched its 150mg BPP in May 2008 through its partnership with Teva and recorded approximately $7.9 million and $3.0 million of alliance revenue for the nine months ended September 30, 2011 and 2010, respectively.

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In November 2008, after 180 days from the launch date, the Company commenced marketing and distributing its 150mg BPP directly to its customers.  Revenue associated with these sales is recorded under product revenue.

Note 11 – Collaborative Arrangements

The Company has entered into various product licensing and development agreements. In some of these arrangements, the Company provides funding for the development of the product or to obtain rights to the use of the patent, through milestone payments, in exchange for marketing and distribution rights to the product. Milestones represent the completion of specific contractual events, and it is uncertain if and when these milestones will be achieved. Hence, the Company has not attempted to predict the period in which such milestones would possibly be incurred.

Additionally, the Company has entered into product development agreements under which it has agreed to share in the development costs as they are incurred by its partners. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of the Company’s control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

Research and development expenses incurred under collaborative agreements were approximately $10.8 million and $7.1 million for the nine months ended September 30, 2011 and 2010, respectively. Included in these amounts were approximately $1.5 million and $3.3 million in nonrefundable milestone payments required under the agreements for the nine months ended September 30, 2011 and 2010, respectively. Additionally, the Company made a $3.0 milestone payment in 2009 which is refundable at the option of the Company if the product under the agreement is not approved by the FDA by December 31, 2011. The Company capitalized the milestone payment as an intangible asset on its consolidated balance sheet based on the future benefit associated with the payment.

Note 12 — Commitments and Contingencies

Legal Matters

The Company is involved in various litigation matters that arise from time to time in the ordinary course of business. The Company’s regular practice is to expense legal fees as services are rendered in connection with legal matters, and to accrue for liabilities when losses are probable and reasonably estimable.

Cyclobenzaprine Hydrochloride Litigation.  In July 2009, the Company was named as defendants in a lawsuit in the United States District Court for the District of Delaware by Eurand, Inc.  The litigation alleges that the Company’s proposed cyclobenzaprine hydrochloride extended-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The trial was held in September 2010 and the Company is currently awaiting judgment. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Quetiapine Fumarate Litigation.  In April 2010, the Company was named as defendants in a lawsuit by AstraZeneca Pharmaceutical LP. The litigation alleges that the Company’s proposed quetiapine fumarate drug product, if marketed in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The bench trial date was completed in October 2011and the Company is awaiting the judgment by the court. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Choline Fenofibrate Litigation. In June 2010, the Company was named as defendants in a lawsuit in the United States District Court for the District of New Jersey by Abbott Laboratories.  The litigation alleges that the Company’s proposed choline fenofibrate delayed-release drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The case is pending and no trial date has been set.  The Company believes that there is currently no risk or range of potential loss to the

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Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Doxercalciferol Litigation. In June 2010, the Company was named as defendants in a lawsuit in the United States District Court for the District of Delaware by Genzyme Corporation.  The litigation alleges that the Company’s proposed doxercalciferol drug product, if marketed and sold in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patent. The trial has been completed, but is awaiting decision from the court..  The case is complex and the court still needs to conduct factual inquiries and findings of fact; the Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Guanfacine Hydrochloride Litigation. In June 2010, the Company was named as defendants in a lawsuit by Shire LLC. The litigation alleges that the Company’s proposed guanfacine hydrochloride extended-release drug product in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. A markman hearing has been fully briefed and the Company is awaiting a decision from the court.. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Dexlansoprazole Litigation. In April 2011, the Company was named as defendants in a lawsuit by Takeda Pharmaceuticals North America, Inc.  The litigation alleges that the Company’s proposed dexlansoprazole drug product, if marketed in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. A hearing is set for February 2012. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Carvedilol Phosphate Litigation. In September 2011, the Company was named as defendants in a lawsuit by Flamel Technologies S.A.  The litigation alleges that the Company’s proposed carvedilol phosphate drug product, if marketed in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The Complaint has not been served with the complaint and accordingly no court date has been set.. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Naproxen and Esomeprazole Magnesium Litigation. In October 2011, the Company was named as defendants in a lawsuit by AstraZeneca Pharmaceutical LP.  The litigation alleges that the Company’s proposed naproxen and esomeprazole magnesium drug product, if marketed in the United States in accordance with the Company’s ANDA filed with the U.S FDA, would infringe on their patents. The Complaint has not been served with the complaint and accordingly no court date has been set.. The Company believes that there is currently no risk or range of potential loss to the Company arising from this litigation and that the ultimate disposition of this matter will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Other.  The Company is a defendant in various other suits, claims and investigations that arise in the normal course of business. In the opinion of management the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

Note 13 — Investments and Fair Value

In 2009, the Company adopted the provisions of ASC 820 Fair Value Measurement with respect to only financial assets and liabilities. ASC 820 defines fair value, establishes the framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received from the sale of an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must

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maximize the use of observable inputs. The standard describes a fair value hierarchy based on these levels of input, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

•

Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for the Company’s financial assets and liabilities measured at fair value:

	Level 1	Level 2	Level 3	Total
September 30, 2011
Cash	$32,023,313	$ -	$ -	$32,023,313
Cash equivalents	40,836,127	-	-	40,836,127
U.S. corporate debt securities	-	17,405,246	-	17,405,246
State and municipal obligations	-	10,390,801	-	10,390,801
Certificates of deposit	-	750,508	-	750,508
Total cash and investments	$72,859,440	$28,546,555	$ -	$101,405,995

December 31, 2010
Cash	$ 7,609,463	$ -	$ -	$ 7,609,463
Cash equivalents	9,976,145	-	-	9,976,145
U.S. corporate debt securities	-	36,916,415	-	36,916,415
State and municipal obligations	-	12,870,013	-	12,870,013
Total cash and investments	$17,585,608	$49,786,428	$ -	$67,372,036

Note 14 — Related Party Transactions

The Company contracts with TWI Pharma to perform research and development related to generic drugs. As discussed in Note 3, the Company completed the spin-off of Anchen Taiwan on March 30, 2010.  Contract research and development expenses of $697,092 charged to the Company by Anchen Taiwan from January 1 to March 30, 2010 were eliminated in consolidation.  Subsequent to the spin-off date, contract research and development expenses charged to the Company by TWI Pharma were reflected in the Company’s consolidated financial statements.  As the Company did not consolidate TWI Holding and its subsidiaries subsequent to spin-off, contract work performed by TWI Pharma were accounted for as related party transactions. Contract research and development expenses charged to the Company by TWI Pharma and reflected in the Company’s consolidated statement of operations under research and development expenses were $0.7 million and $1.2 million for the nine months ended September 30, 2011 and 2010, respectively.

The Company also purchases a portion of its raw materials from TWI Pharma under a contract manufacturing arrangement.  Contract manufacturing expenses of $1,587,387 charged to the Company by Anchen Taiwan from January 1 to March 30, 2010 were eliminated in consolidation.  Contract manufacturing expenses charged to the Company by TWI Pharma and reflected in the Company’s consolidated statement of operations were $5.6 million and $4.0 million for the nine months ended September 30, 2011 and 2010, respectively.

During 2010, the Company entered into an Asset Purchase Agreement with TWI Biotechnology, Inc. (“TWI Biotech”), a wholly-owned subsidiary of TWI Holding established subsequent to the spin-off of Anchen Taiwan.  TWI Biotech was formed to develop branded products for the worldwide market.  Pursuant to the agreement, TWI

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Biotech purchased certain intellectual property in connection with products which were under development by the Company. TWI Biotech acquired these assets at a purchase price of $2.4 million based on a valuation performed by an independent appraiser. The Company reflected the gain on the sale, net of associated expenses in gain on sale of assets in its consolidated statement of operations for the nine months ended September 30, 2010.

As of September 30, 2011, receivable from and payable to TWI Pharma were $45,276 and $365,709, respectively.  As of December 31, 2010, receivable from and payable to TWI Pharma were $720,379 and $1,549,071, respectively.

On August 24, 2011, the Company sold its 198,000 shares of TWI Holding preferred stock for $29,817,330 to an entity controlled by Chih-Ming Chen, Ph.D. (“Dr. Chen”), the Company’s principal shareholder, in exchange for a promissory note which accrues interest at 4.725 percent per annum (see Note 5).  In August 2011, the Company recognized a gain of $3.2 million in connection with the sale. On the Company’s condensed consolidated balance sheet as of September 30, 2011, the principal amount of the promissory note was reflected as a current note receivable of $29,960,147 which included related interest receivable of $142,817.

Note 15 — Subsequent Event

On November 17, 2011, the Company was acquired by Par Pharmaceutical, Inc. (“Par”), a wholly-owned subsidiary of Par Pharmaceutical Companies, Inc.  Pursuant to the Agreement and Plan of Merger, dated as of August 23, 2011, as amended (the “Merger Agreement”), and the Agreement and Amendment to Merger Agreement, dated November 17, 2011, Par paid approximately $412.8 million, for all of the issued shares of stock of the Company.  This consideration was exclusive of the amount of cash and indebtedness held by the Company as of the date of closing.  Pursuant to the Merger Agreement, the Company was required to dispose of certain assets and settle certain liabilities prior to the close, including but not limited to all assets and obligations related to the Company’s remaining interest in TWI Holdings, as discussed in Note 3 and Note 5; disposition of certain product rights; transaction expenses incurred by the Company prior to the closing; certain benefits liabilities; and fees associated with the Company’s Securityholders’ Representative.   In addition, an amount was deposited with PNC Bank, N.A. as escrow agent, to fund certain post-closing liabilities.  Certain aspects of the consideration are subject to further post-closing adjustment.